Exhibit 99

Investor Contact:
Chris Gay
308-255-2905
Cabela's Incorporated

Media Contact:
Joe Arterburn
308-255-1204
Cabela's Incorporated

CABELA'S INC. ANNOUNCES THIRD QUARTER 2014 FINANCIAL RESULTS
- Adjusted Third Quarter Diluted EPS of $0.81, up 17.4%
- Total Revenue up 4.1% to $886.0 Million
- Comparable Store Sales Down 11.2%
- Operating Margin Improves 160 Basis Points to 10.6%
- Cabela’s CLUB Accounts Increase 7.5% and Charge-offs Remain at Historically Low Levels
- New Stores Outperform Legacy Stores by 40-60% in Sales and Profit per Sq. Ft.

SIDNEY, Neb. (October 23, 2014) - Cabela's Incorporated (NYSE:CAB) today reported financial results for third quarter fiscal 2014.

For the quarter, total revenue increased 4.1% to $886.0 million; Retail store revenue increased 8.7% to $598.7 million; Direct revenue decreased 11.7% to $175.3 million; and Financial Services revenue increased 10.9% to $109.1 million. During the period, comparable store sales decreased 11.2%.

For the quarter, adjusted for certain items, net income increased 18.8% to $58.3 million compared to $49.1 million in the year ago quarter, and earnings per diluted share were $0.81 compared to $0.69 in the year ago quarter. The Company reported GAAP net income of $53.8 million and earnings per diluted share of $0.75 as compared to GAAP net income of $49.9 million and earnings per diluted share of $0.70 in the year ago quarter. Third quarter 2014 GAAP results included provisions for income taxes related to an increase in tax reserves for prior years' matters of $0.05 in earnings per diluted share. See the supporting schedules to this earnings release labeled “Reconciliation of GAAP Reported to Non-GAAP Adjusted Financial Measures” for a reconciliation of the GAAP to non-GAAP financial measures.

“For the quarter, we were pleased operating margin improved from 9.0% to 10.6% and new stores significantly outperformed legacy stores in sales and profit per square foot," said Tommy Millner, Cabela's Chief Executive Officer. "We are less pleased that the rebound in revenue, following the firearms and ammunition surge of the last two years, is occurring slower than expected and as a result comparable store sales declined 11.2%. In addition to strong new store performance, we were encouraged by the performance of Cabela's CLUB and expense management in the quarter."

“For the trailing twelve months, our 20 new format stores opened for the full period outperformed our legacy store base by 40-60% in both sales and profit per square foot,” Millner said. “These new format stores averaged sales per square foot of nearly $460. With this strong new store performance, our retail store expansion remains on track with plans to open 13 to 15 new stores per year over the next several years. During the quarter, we opened six new stores, marking our entrance into several significant markets, including Buffalo, NY; Atlanta, GA; Portland, OR; Ontario, Canada; and British Columbia, Canada.”

"Thanks to the hard work and dedication of our outfitters, in the face of the slower sales recovery, we successfully controlled expense growth in the quarter," Millner said. "Additionally, during the quarter, we reduced anticipated incentive compensation by the $11.8 million previously recognized in the first half of the year. Reductions of professional fees and other corporate overhead also contributed to cost savings in the quarter."

"For the quarter, our Cabela’s branded product sales penetration increased by 100 basis points," Millner said. "The launch of our Instinct™ line has been a success with positive customer reactions to this new innovative line of products. Along with the Instinct™ line, we have had positive customer response to our Cabela’s Guidewear®, Cabela’s XPG™, and Wildlife and Land Management products. These results give us confidence in the prospects for future growth in Cabela’s branded products."

During the quarter, merchandise gross margin decreased 100 basis points to 36.3% from 37.3% in the same quarter a year ago. Approximately 60 basis points of this decrease is due to the previously announced adjustment in the presentation of reimbursement between segments. As a reminder, this new presentation, initiated in the second quarter, will be ongoing and has no impact on consolidated operating income or earnings per diluted share. See the "Selected Financial Data" table located herein for a more detailed explanation of this adjustment.

Direct revenue declined 11.7% in the quarter. The decline in direct revenue was primarily attributable to a greater than expected decline in ammunition and shooting related products versus last year's surge levels. Technology and mobility improvements continue to enhance the omni-channel experience. These improvements include mobile point of sale, streamlined checkout on mobile devices and improvements in omni-channel promotions.

The third quarter effective tax rate was 40.0% compared to 31.3% in the same quarter a year ago. The increase in effective tax rate is due to an increase of $4.0 million in accrued income tax related to tax adjustments attributable to changes in the mix of prior year taxable income between the United States and foreign tax jurisdictions and an increase in the state effective tax rate. The fourth quarter 2014 effective tax rate is expected to be between 34.5% and 35.5%.

The Cabela's CLUB Visa program had another solid quarter and continued to build a base of extremely loyal customers. CLUB members shop more frequently and have higher average spend. During the quarter, growth in the average number of active credit card accounts was 7.5% due to new customer acquisitions in our Retail and Internet channels. Growth in the average balance per active credit card account was 5.2%, and growth in the average balance of credit card loans was 13.0%. For the quarter, net charge-offs remained at historically low levels of 1.56% compared to 1.72% in the prior year quarter. Increased Financial Services revenue was driven by increases in interest and fee income as well as interchange income.

"In light of the slower than expected rebound from the surge, we are adjusting our full year guidance," Millner said. "Thus far in October, comparable store sales have improved over third quarter levels, and we now expect fourth quarter comparable store sales to decrease at a mid-single digit rate and total revenue to grow at a high single digit rate. Based on these revenue projections, we expect full year 2014 adjusted earnings per diluted share to be between $3.10 and $3.20. While our 2015 budget is not yet finalized, we expect to return to a low double digit growth rate in both revenue and diluted earnings per share for full year 2015."

Conference Call Information

A conference call to discuss third quarter fiscal 2014 operating results is scheduled for today (Thursday, October 23, 2014) at 11:00 a.m. Eastern Time. A webcast of the call will take place simultaneously and can be accessed by visiting the Investor Relations section of Cabela's website at www.cabelas.com. A replay of the call will be archived on www.cabelas.com.

About Cabela's Incorporated

Cabela's Incorporated, headquartered in Sidney, Nebraska, is a leading specialty retailer, and the world's largest direct marketer, of hunting, fishing, camping and related outdoor merchandise. Since the Company's founding in 1961, Cabela's® has grown to become one of the most well-known outdoor recreation brands in the world, and has long been recognized as the World's Foremost Outfitter®. Through Cabela's growing number of retail stores and its well-established direct business, it offers a wide and distinctive selection of high-quality outdoor products at competitive prices while providing superior customer service. Cabela's also issues the Cabela's CLUB® Visa credit card, which serves as its primary customer loyalty rewards program. Cabela's stock is traded on the New York Stock Exchange under the symbol "CAB".

Caution Concerning Forward-Looking Statements

Statements in this press release that are not historical or current fact are "forward-looking statements" that are based on the Company's beliefs, assumptions, and expectations of future events, taking into account the information currently available to the Company. Such forward-looking statements include, but are not limited to, the Company's statements regarding opening 13 to 15 new stores per year over the next several years; the fourth quarter 2014 effective tax rate being between 34.5% and 35.5%; fourth quarter comparable store sales decreasing at a mid-single digit rate and total revenue growing at a high single digit rate; 2014 adjusted earnings per diluted share being between $3.10 and $3.20; and 2015 revenue and diluted earnings per share returning to a low double digit growth rate. Forward-looking statements involve risks and uncertainties that may cause the Company's actual results, performance, or financial condition to differ materially from the expectations of future results, performance, or financial condition that the Company expresses or implies in any forward-looking statements. These risks and uncertainties include, but are not limited to: the state of the economy and the level of discretionary consumer spending, including changes in consumer preferences, demand for firearms and ammunition, and demographic trends; adverse changes in the capital and credit markets or the availability of capital and credit; the Company's ability to successfully execute its omni-channel strategy; increasing competition in the outdoor sporting goods industry and for credit card products and reward programs; the cost of the Company's products, including increases in fuel prices; the availability of the Company's products due to political or financial instability in countries where the goods the Company sells are manufactured; supply and delivery shortages or interruptions, and other interruptions or disruptions to the Company's systems, processes, or controls, caused by system changes or other factors; increased or adverse government regulations, including regulations relating to firearms and ammunition; the Company's ability to protect its brand, intellectual property, and reputation; the Company's ability to prevent cybersecurity breaches and mitigate cybersecurity risks; the outcome of litigation, administrative, and/or regulatory matters (including a Commissioner's charge the Company received from the Chair of the U. S. Equal Employment Opportunity Commission in January 2011, audits by tax authorities, and compliance examinations by the Federal Deposit Insurance Corporation); the Company's ability to manage credit, liquidity, interest rate, operational, legal, regulatory capital, and compliance risks; the Company's ability to increase credit card receivables while managing credit quality; the Company's ability to securitize its credit card receivables at acceptable rates or access the deposits market at acceptable rates; the impact of legislation, regulation, and supervisory regulatory actions in the financial services industry, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; and other risks, relevant factors, and uncertainties identified in the Company's filings with the SEC (including the information set forth in the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended December 28, 2013, and Form 10-Q for the quarterly period ended March 29, 2014), which filings are available at the Company's website at www.cabelas.com and the SEC's website at www.sec.gov. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. The Company's forward-looking statements speak only as of the date they are made. Other than as required by law, the Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

CABELA'S INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands Except Earnings Per Share)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Revenue:
Merchandise sales	$773,438	$749,141	$2,040,501	$2,124,538
Financial Services revenue	109,132	98,403	317,074	272,753
Other revenue	3,432	3,284	15,451	12,839
Total revenue	886,002	850,828	2,373,026	2,410,130
Cost of revenue:
Merchandise costs (exclusive of depreciation and amortization)	492,492	469,614	1,306,585	1,341,706
Cost of other revenue	8	318	1,398	386
Total cost of revenue (exclusive of depreciation and amortization)	492,500	469,932	1,307,983	1,342,092

Selling, distribution, and administrative expenses	299,587	304,293	857,643	844,448
Impairment and restructuring charges	—	—	641	937

Operating income	93,915	76,603	206,759	222,653

Interest expense, net	(5,152)	(4,979)	(14,476)	(14,249)
Other non-operating income, net	916	1,028	4,057	3,675

Income before provision for income taxes	89,679	72,652	196,340	212,079
Provision for income taxes	35,840	22,766	73,235	67,801
Net income	$53,839	$49,886	$123,105	$144,278

Earnings per basic share	$0.76	$0.71	$1.73	$2.05
Earnings per diluted share	$0.75	$0.70	$1.71	$2.01

Basic weighted average shares outstanding	71,068,933	70,575,804	70,957,321	70,412,479
Diluted weighted average shares outstanding	71,693,136	71,757,901	71,885,472	71,717,894

CABELA'S INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands Except Par Values)
(Unaudited)

	September 27, 2014	December 28, 2013	September 28, 2013
ASSETS
CURRENT
Cash and cash equivalents	$365,114	$199,072	$409,733
Restricted cash of the Trust	31,808	23,191	26,009
Held-to-maturity investment securities	—	—	135,000
Accounts receivable, net	24,512	42,868	29,367
Credit card loans (includes restricted credit card loans of the Trust of $4,036,331, $3,956,230, and $3,591,844), net of allowance for loan losses of $52,700, $53,110, and $57,370	4,011,187	3,938,630	3,567,423
Inventories	934,732	644,883	815,594
Prepaid expenses and other current assets	99,563	90,438	95,382
Income taxes receivable and deferred income taxes	98,054	47,430	53,693
Total current assets	5,564,970	4,986,512	5,132,201
Property and equipment, net	1,522,910	1,287,545	1,201,662
Economic development bonds	82,341	78,504	79,260
Other assets	45,243	44,303	48,942
Total assets	$7,215,464	$6,396,864	$6,462,065

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT
Accounts payable, including unpresented checks of $67,031, $22,717, and $23,745	$367,572	$261,200	$284,934
Gift instrument, credit card rewards, and loyalty rewards programs	281,759	291,444	248,711
Accrued expenses	129,091	204,073	153,287
Time deposits	290,007	297,645	357,314
Current maturities of secured variable funding obligations of the Trust	—	50,000	—
Current maturities of secured long-term obligations of the Trust	467,500	—	—
Current maturities of long-term debt	8,430	8,418	8,414
Deferred income taxes	836	—	—
Total current liabilities	1,545,195	1,112,780	1,052,660
Long-term time deposits	540,402	771,717	790,664
Secured long-term obligations of the Trust, less current maturities	2,579,750	2,452,250	2,452,250
Long-term debt, less current maturities	657,648	322,647	524,149
Deferred income taxes	3,671	3,118	14,329
Other long-term liabilities	149,818	128,018	102,063

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value; Authorized – 10,000,000 shares; Issued – none	—	—	—
Common stock, $0.01 par value:
Class A Voting, Authorized – 245,000,000 shares;
Issued – 71,085,205, 70,630,866, and 70,604,935 shares
Outstanding – 71,085,205, 70,630,866, and 70,604,705 shares	711	706	706
Additional paid-in capital	357,573	346,535	339,752
Retained earnings	1,383,922	1,260,817	1,180,705
Accumulated other comprehensive income (loss)	(3,226)	(1,724)	4,802
Treasury stock, at cost – 230 shares at September 28, 2013	—	—	(15)
Total stockholders’ equity	1,738,980	1,606,334	1,525,950
Total liabilities and stockholders’ equity	$7,215,464	$6,396,864	$6,462,065

CABELA'S INCORPORATED AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013

Components of Consolidated Revenue:
Retail	$598,686	$550,878	$1,540,071	$1,521,550
Direct	175,335	198,596	501,867	603,878
Financial Services (1)	109,132	98,403	317,074	272,753
Other	2,849	2,951	14,014	11,949
Total revenue	$886,002	$850,828	$2,373,026	$2,410,130

As a Percentage of Consolidated Revenue:
Retail revenue	67.6%	64.8%	64.9%	63.1%
Direct revenue	19.8	23.3	21.1	25.1
Financial Services revenue (1)	12.3	11.6	13.4	11.3
Other revenue	0.3	0.3	0.6	0.5
Total revenue	100.0%	100.0%	100.0%	100.0%

Segment Operating Income (Loss):
Retail	$108,552	$103,658	$260,656	$279,409
Direct	18,236	29,284	75,429	104,912
Financial Services (1)	28,158	29,182	84,847	79,198
Other	(61,031)	(85,521)	(214,173)	(240,866)
Total operating income	$93,915	$76,603	$206,759	$222,653

As a Percentage of Segment Revenue:
Retail operating income	18.1%	18.8%	16.9%	18.4%
Direct operating income	10.4	14.7	15.0	17.4
Financial Services operating income (1)	27.0	29.7	27.6	29.0
Total operating income as a percentage of total revenue	10.6	9.0	8.7	9.2

(1) Includes the effect of the reimbursement from our Financial Services segment to our Retail and Direct segments for the costs of promotions totaling $4,896 and $9,672 eliminated in consolidation for the three and nine months ended September, 27, 2014, respectively. This adjustment in the presentation of reimbursement from the Financial Services segment to the Retail and Direct segments for certain operating and promotional costs was made during the three months ended June 28, 2014, and will be ongoing.

CABELA'S INCORPORATED AND SUBSIDIARIES
COMPONENTS OF FINANCIAL SERVICES REVENUE
(Dollars in Thousands)
(Unaudited)

Financial Services revenue consists of activity from the Company's credit card operations and is comprised of interest and fee income, interchange income, other non-interest income, interest expense, provision for loan losses, and customer rewards costs. The following table details the components and amounts of Financial Services revenue for the periods presented below.

	Three Months Ended		Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013

Interest and fee income	$103,333	$87,945	$292,204	$250,383
Interest expense	(16,155)	(17,075)	(47,845)	(46,863)
Provision for loan losses	(19,088)	(8,404)	(42,116)	(33,030)
Net interest income, net of provision for loan losses	68,090	62,466	202,243	170,490
Non-interest income:
Interchange income	93,817	88,963	267,756	252,290
Other non-interest income	999	1,430	2,621	4,113
Total non-interest income	94,816	90,393	270,377	256,403
Less: Customer rewards costs	(53,774)	(54,456)	(155,546)	(154,140)

Financial Services revenue	$109,132	$98,403	$317,074	$272,753

The following table sets forth the components of Financial Services revenue as a percentage of average total credit card loans, including any accrued interest and fees, for the periods presented below.

	Three Months Ended		Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013

Interest and fee income	10.3%	9.9%	10.1%	9.7%
Interest expense	(1.6)	(1.9)	(1.7)	(1.8)
Provision for loan losses	(1.9)	(0.9)	(1.5)	(1.3)
Interchange income	9.4	10.0	9.3	9.8
Other non-interest income	0.1	0.2	0.1	0.2
Customer rewards costs	(5.4)	(6.1)	(5.4)	(6.0)
Financial Services revenue	10.9%	11.2%	10.9%	10.6%

CABELA'S INCORPORATED AND SUBSIDIARIES
KEY STATISTICS OF FINANCIAL SERVICES BUSINESS
(Unaudited)

Key statistics reflecting the performance of the Financial Services business are shown in the following charts for the periods presented below.

	Three Months Ended
	September 27, 2014	September 28, 2013	Increase	%
			(Decrease)	Change
	(Dollars in Thousands Except Average Balance per Account )

Average balance of credit card loans (1)	$4,013,989	$3,551,109	$462,880	13.0%
Average number of active credit card accounts	1,820,924	1,694,334	126,590	7.5

Average balance per active credit card account (1)	$2,204	$2,096	$108	5.2

Net charge-offs on credit card loans (1)	$15,621	$15,312	$309	2.0
Net charge-offs as a percentage of average credit card loans (1)	1.56%	1.72%	(0.16)%
(1) Includes accrued interest and fees

	Nine Months Ended
	September 27, 2014	September 28, 2013	Increase	%
			(Decrease)	Change
	(Dollars in Thousands Except Average Balance per Account )

Average balance of credit card loans (1)	$3,860,956	$3,429,045	$431,911	12.6%
Average number of active credit card accounts	1,787,421	1,659,724	127,697	7.7

Average balance per active credit card account (1)	$2,160	$2,066	$94	4.5

Net charge-offs on credit card loans (1)	$48,404	$46,776	$1,628	3.5
Net charge-offs as a percentage of average credit card loans (1)	1.67%	1.82%	(0.15)%
(1) Includes accrued interest and fees

CABELA'S INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED FINANCIAL MEASURES (1)
(Unaudited)
To supplement our consolidated statements of income presented in accordance with generally accepted accounting principles ("GAAP"), we are providing non-GAAP adjusted financial measures of operating results that exclude certain items. Total revenue; selling, distribution, and administrative expenses; impairment and restructuring charges; operating income; operating income as a percentage of total revenue; income before provision for income taxes; provision for income taxes; net income; and earnings per diluted share are presented below both as GAAP reported and non-GAAP financial measures excluding (i) adjustments to interchange income for the Visa settlement recorded in the three and nine months ended September 28, 2013, (ii) incremental expenses primarily related to the transition to a third-party logistics provider and the closing of our current Canada distribution center recorded in the three and nine months ended September 27, 2014, and certain employee related expenses recorded in the three and nine months ended September 28, 2013, (iii) impairment and restructuring charges recorded in the nine months ended September 27, 2014, and September 28, 2013, and (iv) adjustments to the provision for income taxes related to changes in our assessments of uncertain tax positions recorded in the three and nine months ended September 27, 2014. In light of the nature and magnitude, we believe these items should be presented separately to enhance a reader's overall understanding of the Company's ongoing operations. These non-GAAP adjusted financial measures should be considered in conjunction with the GAAP financial measures.
We believe these non-GAAP adjusted financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. In addition, we evaluate results using non-GAAP adjusted operating income, adjusted net income, and adjusted earnings per diluted share. These non-GAAP adjusted financial measures should not be considered in isolation or as a substitute for operating income, net income, earnings per diluted share, or any other measure calculated in accordance with GAAP. The following tables reconcile these financial measures to the related GAAP adjusted financial measures for the periods presented.

	Reconciliation of GAAP Reported to Non-GAAP Adjusted Financial Measures (1)
	Three Months Ended
	September 27, 2014			September 28, 2013
	GAAP Basis	Non-GAAP	Non-GAAP	GAAP Basis	Non-GAAP	Non-GAAP
	As Reported	Adjustments	Amounts	As Reported	Adjustments	Amounts
	(Dollars in Thousands Except Earnings Per Share)

Total revenue (2)	$886,002	$—	$886,002	$850,828	$(1,650)	$849,178

Selling, distribution, and administrative expenses (3)	$299,587	$(958)	$298,629	$304,293	$(521)	$303,772

Operating income	$93,915	$958	$94,873	$76,603	$(1,129)	$75,474

Operating income as a percentage of total revenue	10.6%	0.1%	10.7%	9.0%	(0.1)%	8.9%

Income before provision for income taxes	$89,679	$958	$90,637	$72,652	$(1,129)	$71,523

Provision for income taxes (4)	$35,840	$(3,527)	$32,313	$22,766	$(354)	$22,412

Net income	$53,839	$4,485	$58,324	$49,886	$(775)	$49,111

Earnings per diluted share	$0.75	$0.06	$0.81	$0.70	$(0.01)	$0.69

CABELA'S INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED FINANCIAL MEASURES (1)
(Unaudited)

	Reconciliation of GAAP Reported to Non-GAAP Adjusted Financial Measures (1)
	Nine Months Ended
	September 27, 2014			September 28, 2013
	GAAP Basis	Non-GAAP	Non-GAAP	GAAP Basis	Non-GAAP	Non-GAAP
	As Reported	Adjustments	Amounts	As Reported	Adjustments	Amounts
	(Dollars in Thousands Except Earnings Per Share)

Total revenue (2)	$2,373,026	$—	$2,373,026	$2,410,130	$(2,850)	$2,407,280

Selling, distribution, and administrative expenses (3)	$857,643	$(958)	$856,685	$844,448	$(735)	$843,713

Impairment and restructuring charges (5)	$641	$(641)	$—	$937	$(937)	$—

Operating income	$206,759	$1,599	$208,358	$222,653	$(1,178)	$221,475

Operating income as a percentage of total revenue	8.7%	0.1%	8.8%	9.2%	—%	9.2%

Income before provision for income taxes	$196,340	$1,599	$197,939	$212,079	$(1,178)	$210,901

Provision for income taxes (4)	$73,235	$(3,105)	$70,130	$67,801	$(377)	$67,424

Net income	$123,105	$4,704	$127,809	$144,278	$(801)	$143,477

Earnings per diluted share	$1.71	$0.07	$1.78	$2.01	$(0.01)	$2.00

(1)
The presentation includes non-GAAP financial measures. These non-GAAP financial measures are not prepared under any comprehensive set of accounting rules or principles, and do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP.

(2)	Reflects adjustments recorded through interchange income to the Company's outstanding liability related to the settlement of the Visa antitrust litigation.

(3)
For the three and nine months ended September 27, 2014, reflects incremental expenses primarily related to the transition to a third-party logistics provider and the closing of our distribution center in Winnipeg, Manitoba, Canada. For the three and nine months ended September 28, 2013, reflects certain employee related expenses primarily related to severance benefits.

(4)
Reflects the estimated income tax provision on the non-GAAP adjusted income before provision for income taxes, and for the three and nine months ended September 27, 2014, tax adjustments related to changes in assessments of uncertain tax positions.

(5)
For the nine months ended September 27, 2014, reflects a restructuring charge for employee severance agreements and termination benefits related to our announcement of the transition to a third-party logistics provider for our distribution needs in Canada and the closing of our distribution center in Winnipeg, Manitoba, Canada. For the nine months ended September 28, 2013, reflects charges related to the closure and relocation of a retail store in May 2013.